EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT


         This Agreement is made and entered into this 18th day of April, 1998, by the between VIRGINIA HEARTLAND BANK, A Virginia Banking Corporation, (herein referred to as "Bank"), Party of the First Part, and EDWARD V. ALLISON, JR., (herein referred to as "Allison"), Party of the Second Part.

                                 R E C I T A L

         Allison is currently President of Bank. Bank has simultaneously with the execution of this Employment Agreement entered into an Agreement and Plan of Reorganization and Plan and Agreement of Merger with Second National Financial Corporation ("SNFC") (herein collectively called "Plan and Agreement"). Bank desires to continue to employ Allison as President of Bank.

         Therefore, witnesseth this Agreement: That for and in consideration of the mutual promises and undertakings and the benefits to ensure to the parties of this Agreement, they agree as follows:

         1. This Agreement shall take effect upon the effective date as defined in the Plan and Agreement. Until the effective date, this Agreement shall have no effect.

         2. Bank employs Allison on the terms and conditions hereafter stated to perform the duties of President and to perform the duties of President and to perform the duties of senior Vice President and Secretary of SNFC.

         3. The term of the employment shall commence upon the implementation of the Plan and Agreement as set forth in paragraph 1, and shall continue until December 31, 2003.

         If during the term of Allison's employment Bank terminates his employment or requests his resignation for any reason without case, Bank shall nevertheless continue to pay Allison's annual salary for a period of one year from the date of termination.

         For purposes of this Agreement, "cause" shall mean:

                  (i) Willful misconduct of Allison in connection with the performance of this duties, which Bank believes does, or may result in, material harm to Bank.

                  (ii) Misappropriation of funds or property by Bank by Allison.

                  (iii) Dishonesty.

                  (iv) Failure of Allison to perform on a full time basis the duties and responsibilities required by his job (other than by reason of disability), or

                  (v) The conviction of Allison of a felony or misdemeanor involving moral turpitude.

         4. Bank shall pay Allison an annual salary as President of One Hundred Thousand Dollars ($100,000.00) payable in such increments as Bank shall decide. Allison shall be eligible for annual salary review and adjustment.

         5. If Allison dies during his employment with Bank, Bank shall pay to Allison's designated beneficiary, or in the absence thereof to Allison's estate, the sum of Sixty Thousand Dollars ($60,000.00) annually until the date Allison would have been age sixty five (65) and thereafter Twenty Thousand Dollars ($20,000.00) annually for fifteen (15) years after the date Allison would have been age sixty five (65). This death benefit shall be offset by the actuarial value of the qualified and nonqualified retirement plan benefits provided to or with respect to Allison as provided in paragraph 6, hereof.


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         6. If Allison  remains in the  employment of Bank until age  sixty-five
(65), Bank shall pay him upon his retirement Forty Five Thousand Dollars ($45,000.00) per year for fifteen (15) years. This retirement benefit shall vest, both retroactively and actively, as follows:

                           June 28, 1997    30%
                           June 28, 1998    40%
                           June 28, 1999    50%
                           June 28, 2000    60%
                           June 28, 2001    70%
                           June 28, 2002    80%
                           June 28, 2003    90%
                           October 1, 2003  100%

         If Allison should die after retirement, but before payments have been made for fifteen (15) years, then the balance of the payments due shall be made to Allison's designated beneficiary or in the absence of such designation, to his estate. This retirement benefit shall be reduced by the actual value determined in such manner as the Bank shall deem appropriate, but with the interest assumption of 7.5% of all qualified retirement plan benefits and all other non-qualified retirement plan benefits payable to Allison or his beneficiaries under plans maintained by the Bank, SNFC or any affiliates thereof.

         7. Allison shall be eligible for continued participation in all Bank benefits currently existing and those approved after the effective date of the Plan and Agreement.

         8. In the event Allison voluntarily terminates his employment prior to the expiration of his term of employment, he shall not directly or indirectly become affiliated as consultant, employee, agent, member of Board of Directors or member of advisory Board of Directors for any financial institution with offices located within the Commonwealth of Virginia. This covenant not to compete shall continue for a period two (2) years from the date Allison's affiliation with Bank terminates.

         9. If any provision of this Agreement or part hereof is determined to be unenforceable for any reason whatsoever, it shall be severable form the remainder of this Agreement and shall not invalidate or affect the other provision of this Agreement.

         10. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

           11. This Agreement may not be varied, altered, modified for in any way amended, except by an instrument in writing executed by the parties hereto or their legal representatives.

         12. This Agreement shall be binding upon Allison and on the Bank, its successors and assigns, effective on the date set forth in paragraph number 1, hereof. Bank will require any successor to all or substantially all of the business and or assets of Bank to assume expressly and agree to perform this Agreement in the same manner and to same extent that Bank would be required to perform if no such succession had taken place.

         13. This Agreement constitutes the entire Agreement of the parties with respect to the matters addressed herein and it supersedes all other Agreements and understandings, both written and oral, express of implied, with respect to the subject matter of the Agreement.

         Witness the following signatures and seals.

                           VIRGINIA HEARTLAND BANK
                           A Virginia Corporation

                           By       Thomas F. Williams, Jr. (SEAL)
                                    Secretary

                                    EDWARD V. ALLISON, JR.  (SEAL)